Exhibit (c)(4)

Strictly Private and Confidential Project Summit Discussion Materials Goldman Sachs (Asia) L.L.C. January 8, 2010

Disclaimer Please be advised that this presentation is provided pursuant to and in accordance with the terms of our engagement. The information contained herein is prepared based upon information that Hawaii has provided to us and reflects current prevailing conditions and our views as of this date, all of which are accordingly subject to change. We do not undertake any obligation to update or otherwise revise the information contained herein. In preparing the information herein, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information available from public sources or which was provided to us by or on behalf of Hawaii or which was otherwise reviewed by us. In addition, our analyses are not and do not purport to be an opinion regarding valuation, implicit or otherwise, or appraisals of the assets, stock or business of Hawaii or of Texas. Moreover, the information contained herein does not address the relative merits of the transaction, the underlying decision to proceed with the transaction and any alternatives to the transaction, or any other aspect of the transaction. This presentation was prepared exclusively for the benefits and internal use of the Board of Directors and Senior Management of Hawaii and does not carry any right of publication or disclosure to any other party. This presentation should be viewed solely in conjunction with the oral briefing provided by Goldman Sachs (Asia) L.L.C. Neither this presentation nor any of its contents may be reproduced or quoted or distributed to a third party without the express prior written consent of Goldman Sachs (Asia) L.L.C, and any liability for any use of this presentation by any third party (including in respect of direct, indirect or consequential loss or damage) is expressly disclaimed. 2

Texas Share Price Performance with Key Milestones Texas has implemented a number of strategic initiatives over the past three years in order to maximize value for its shareholders Source: Bloomberg Strictly Private and Confidential 3

Texas Share Price Performance with Key Milestones Post HK$7.00/share 25 Nov 2008 Special Dividend(1) Source: Bloomberg (1) The special cash dividend of HK$7 per share or approximately US$13.55 per ADS was paid on 2 December 2008 to shareholders of record on 28 November 2008 and ADS holders of record on 25 November 2008, respectively. The shares and ADSs traded ex-dividend on 25 November 2008 and 3 December 2008, respectively. Strictly Private and Confidential 4

Shares Traded at Various Prices Texas SEHK-listed Shares (Price ranges in HKD per Share) Since HK$7.00/sh Special Dividend (25 Nov 2008(1)) Since HK & Macau Spin-off (8 May 2009) Since Sale of Israel Asset (13 Aug 2009) Source: Bloomberg Note: Price ranges denoted in HKD per share. Scheme shares (39.65% of total shares outstanding) include all shareholders except Hawaii. Percentages above volume figures in each bar denote total shares traded as % of total Scheme shares. (1) Ex-dividend date of HKD7.00 per share special dividend for HTIL shares listed on the SEHK Strictly Private and Confidential 5

Shares Traded at Various Prices Texas NYSE-listed ADSs (Price ranges in USD per ADS) Since HK$7.00/sh Special Dividend (3 Dec 2008(1)) Since HK & Macau Spin-off (8 May 2009) Since Sale of Israel Asset (13 Aug 2009) Source: Bloomberg. Note: Price ranges denoted in USD per ADS. Scheme shares (39.65% of total shares outstanding) include all shareholders except Hawaii. Percentages above volume figures in each bar denote total shares traded as % of total Scheme shares. (1) Ex-dividend date of HKD7.00 per share special dividend for HTIL ADSs listed on the NYSE Strictly Private and Confidential 6

Analysis at Various Prices Method 1 (HKD mm, unless otherwise denoted). Potential Offer Price (HKD per Share) (A) 1.61 1.65 1.70 1.75 1.80 1.85 1.90 1.95 2.00 2.05 2.10 2.15 2.20 Implied % Premium over HKD1.61 per share (31 Dec 2009 Share Price) — 2.5% 5.6% 8.7% 11.8% 14.9% 18.0% 21.1% 24.2% 27.3% 30.4% 33.5% 36.6% Equity Value 7,752 7,945 8,185 8,426 8,667 8,908 9,148 9,389 9,630 9,871 10,111 10,352 10,593 Enterprise Value(1) 1,774 1,967 2,207 2,448 2,689 2,930 3,170 3,411 3,652 3,893 4,133 4,374 4,615 Cash on Hand(2) 4,200 4,200 4,200 4,200 4,200 4,200 4,200 4,200 4,200 4,200 4,200 4,200 4,200 Cash on Hand per Share (HKD per Share) (B) 0.87 0.87 0.87 0.87 0.87 0.87 0.87 0.87 0.87 0.87 0.87 0.87 0.87 Potential Offer Price less Cash on Hand (HKD per Share) (A-B) 0.74 0.78 0.83 0.88 0.93 0.98 1.03 1.08 1.13 1.18 1.23 1.28 1.33 Implied % Premium over HKD 0.74 per share (31 Dec 2009 Share Price less Cash on Hand) (3) — 5.4% 12.2% 19.0% 25.8% 32.5% 39.3% 46.1% 52.9% 59.6% 66.4% 73.2% 80.0% Cash Outlay to Scheme Shareholders(4) 3,074 3,150 3,246 3,341 3,436 3,532 3,627 3,723 3,818 3,914 4,009 4,105 4,200 Cash Outlay to Scheme Shareholders (USD mm)(4) 394 404 416 428 441 453 465 477 490 502 514 526 538 Source: Market data from Bloomberg as of Dec 31, 2009. Notes: Assumes a FX rate of 1 USD = 7.8 HKD and 4,815mm shares outstanding. Balance sheet info based on 31 December 2009 figures, except for external 3rd party debt at OpCos, which is based on 30 June 2009 interim figures. (1) Enterprise value based on cash balance of HKD4,200mm, vendor receivable for Israel sale of USD300mm (HKD2,340mm), and external 3rd party debt at OpCos of HKD562mm (Thailand and Indonesia debt as of June 30, 2009). (2) HKD4,200 cash on hand based on Texas’s gross cash balance as at December 31, 2009 and is a result of net cash proceeds from the sale of Texas’s stake in Partner Communications of HKD7,843mm less HKD1,400 deposited into an escrow account pending resolution of any Israeli tax that may be payable and less the repayment of interest-bearing loans due to Hawaii that were drawn for the purpose of funding the operations of Texas. (3) Implied percentage premium of potential offer prices less cash on hand (A-B) over the 31 December 2009 closing price less cash on hand of HKD0.74 per share. (4) Scheme shareholders comprise 39.65% of total shares outstanding. Strictly Private and Confidential 7

Analysis at Various Prices Method 2 (HKD mm, unless otherwise denoted) Potential Offer Price (HKD per Share) (A) 1.61 1.65 1.70 1.75 1.80 1.85 1.90 1.95 2.00 2.05 2.10 2.15 2.20 Implied % Premium to HKD1.61 per share (31 Dec 2009 Share Price) — 2.5% 5.6% 8.7% 11.8% 14.9% 18.0% 21.1% 24.2% 27.3% 30.4% 33.5% 36.6% Equity Value 7,752 7,945 8,185 8,426 8,667 8,908 9,148 9,389 9,630 9,871 10,111 10,352 10,593 Enterprise Value(1) 1,774 1,967 2,207 2,448 2,689 2,930 3,170 3,411 3,652 3,893 4,133 4,374 4,615 Excess Cash (HKD per Share)(2) (B) 0.76 0.76 0.76 0.76 0.76 0.76 0.76 0.76 0.76 0.76 0.76 0.76 0.76 Potential Offer Price less Excess Cash (HKD per Share) (A-B) 0.85 0.89 0.94 0.99 1.04 1.09 1.14 1.19 1.24 1.29 1.34 1.39 1.44 Implied% Premium to HKD0.85 per share (31 Dec 2009 Share Price less Excess Cash) — 4.7% 10.5% 16.4% 22.2% 28.1% 33.9% 39.8% 45.6% 51.5% 57.3% 63.2% 69.1% Fair Value of Receivable(3) (HKD per Share) (C) 0.44 0.44 0.44 0.44 0.44 0.44 0.44 0.44 0.44 0.44 0.44 0.44 0.44 Potential Offer Price less Excess Cash less Fair Value of Receivable (A-B-C) 0.42 0.46 0.51 0.56 0.61 0.66 0.71 0.76 0.81 0.86 0.91 0.96 1.01 Implied% Premium to HKD0.42 per share (31 Dec 2009 Share Price less Excess Cash less Fair Value of Receivable) — 9.6% 21.6% 33.6% 45.6% 57.5% 69.5% 81.5% 93.5% 105.5% 117.5% 129.5% 141.5% Cash Outlay to Scheme Shareholders(4) 3,074 3,150 3,246 3,341 3,436 3,532 3,627 3,723 3,818 3,914 4,009 4,105 4,200 Cash Outlay to Scheme Shareholders (USD mm)(4) 394 404 416 428 441 453 465 477 490 502 514 526 538 Source: Market data from Bloomberg as of Dec 31, 2009. Notes: Assumes a FX rate of 1 USD = 7.8 HKD and 4,815mm shares outstanding. Balance sheet info based on 31 December 2009 figures, except for external 3rd party debt at OpCos, which is based on 30 June 2009 interim figures. (1) Based on cash balance of HKD4,200mm, vendor receivable for Israel sale of USD300mm (HKD2,340mm), and external 3rd party debt at OpCos of HKD562mm (Thailand and Indonesia debt as of June 30, 2009). (2) Excess cash per share of HKD0.76 based on cash balance of HKD4,200mm (HKD 0.87 per share) less external 3rd party debt at OpCos of HKD562mm (HKD 0.12 per share). (3) Fair market value of vendor receivable assumed to be ~90% of USD$300mm face value or equivalent to USD270mm (HKD2,106mm or HKD0.44 per share). (4) Scheme shareholders comprise 39.65% of total shares outstanding. Strictly Private and Confidential 8

Strictly Private and Confidential

Goldman Sachs

Precedent Transactions Analysis

Selected Hong Kong Take-Private Transactions

Date Announced	Target	Business	Acquiror	Consideration	Equity Size (US$ mm)	Status	% Shares Owned: Pre-Transaction	% Shares Owned: Post-Transaction	Premium/(Discount): 1 day to announcement	Premium/(Discount): 1 month to announcement
1-Jun-09	Oriental Press Group Ltd	Newspaper	Ever Holdings Ltd	Cash	32.64	Completed	61%	73%	16%	25%
22-Dec-08	Shaw Brothers(Hong Kong)Ltd	Film Production	Shaw Holdings Inc	Cash	172.11	Completed	75%	100%	64%	67%
1-Apr-08	Goldbond Group Holdings Ltd	Real Estate	Allied Luck Trading Ltd	Cash	28.06	Completed	46%	58%	33%	21%
28-Feb-08	Mirabell	Footware	Belle Int'l	Cash	191.05	Completed	0%	98%	15%	20%
19-Dec-07	BALtrans Holdings	Air Freight & Logistics	Toll (BVI) Ltd	Cash	296.74	Completed	0%	100%	41%	69%
19-Dec-07	SCMP	Newspaper	Kerry Group	Cash	165.50	Completed	45%	75%	10%	22%
14-Jun-07	Chia Hsin Cement Greater China	Cement Manufacturing	TCC International Holdings Ltd	Stock	376.11	Completed	0%	N/A	26%	81%
9-Mar-07	TOM Online	TMT	TOM Group	Cash	1,029.63	Completed	66%	100%	33%	14%
1-Mar-07	Pacific Century	Insurance	Fortis Insurance	Cash	871.16	Completed	0%	99%	44%	70%
20-Nov-06	St. Honore Holdings	Bakery	Convenience Retail Asia	Cash	62.00	Completed	0%	100%	45%	61%
22-Aug-06	Senyuan International	Electronics Manufacturer	Eaton Corp	Cash	64.00	Completed	0%	100%	13%	26%
25-Jul-06	Radica Games Ltd	Games Manufacturing	Mattel Enterprises Ltd	Cash	164.44	Completed	0%	100%	12%	8%
18-Jul-06	China Paradise	Retail	GOME Electrical	Cash and Stock	979.55	Completed	0%	100%	10%	20%
10-May-06	CSMC	Circuit Manufacturing	China Resources Logic	Cash and Stock	108.00	Completed	26%	73%	4%	11%
13-Mar-06	Asia Aluminum	Aluminum Manufacturing	AA Investments	Cash	604.66	Completed	35%	100%	54%	90%
11-Nov-05	Superdata Software	Software	Profit Eagle	Cash and Stock	80.00	Completed	15%	100%	4%	3%
4-Oct-05	China Res People Tel	TMT	China Mobile (HK)	Cash	439.62	Completed	0%	100%	16%	67%
14-Jun-05	Sunday Communications	TMT	PCCW	Cash	212.00	Completed	0%	60%	23%	44%
12-Oct-04	Elec & Eltek	Electric Manufacturing	Kingboard	Cash	217.00	Completed	52%	71%	25%	19%
1-Jun-04	Harbin Brewery Group	Beverages	Anheuser-Busch	Cash	549.00	Completed	36%	100%	9%	81%
8-Sep-03	International Bank of Asia	Bank	Fubon	Cash	416.00	Completed	0%	75%	7%	23%

	1 day to announcement	1 month to announcement
Minimum	4%	3%
Mean	24%	40%
Median	16%	25%
Maximum	64%	90%

Source: Thomson SDC; premium calculated based on undisturbed prices

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Research Outlook Overview of Analyst Estimates and Price Targets Broker Recommendation Summary of Broker Estimates Broker Date Rating Price Target Prem/(Disc) to Current(1) MS 30-Dec-09 Buy 2.40 49.1% BOCI 14-Aug-09 Sell 2.20 36.6% Citi 31-Dec-09 Hold 2.20 36.6% Macquarie 28-Dec-09 Buy 1.90 18.0% GS 31-Dec-09 Hold 1.80 11.8% HSBC 28-Dec-09 Sell 1.70 5.6% S&P 19-Nov-09 Hold 1.60 (0.6)% JPM 16-Aug-09 Hold 1.50 (6.8)% CS 28-Dec-09 Sell 1.27 (21.1)% Median 1.80 11.8% Source: Wall Street brokerage reports, IBES as of Dec 31, 2009. (1) Based on 31 Dec 2009 share price of HKD1.61/share and 4,815mm shares outstanding Strictly Private and Confidential 10

Strictly Private and Confidential

Goldman Sachs

Shareholding Structure

Shareholding Structure


Hawaii
Hawaii Affiliates & Management
Other Shareholders
60.4%
6.7%
32.9%
Texas

Source: Company Filings

Shareholder Details

	Investor Name	% O/S	% of Scheme shares[1]	Position
1	Li (Ka Shing)	5.54	13.97	266,621,499
2	Norges Bank	5.00	12.62	240,821,389
3	T. Rowe Price Associates, Inc.	4.93	12.44	237,534,700
4	Cheung Kong Holdings Ltd	1.08	2.73	52,092,587
5	Manning & Napier Advisors, Inc.	1.00	2.51	47,971,505
6	T. Rowe Price International Inc. (Singapore)	0.71	1.79	34,189,000
7	Capital World Investors	0.43	1.08	20,560,000
8	JF Asset Management (HK) Ltd.	0.39	0.98	18,728,000
9	Pictet Asset Management Ltd.	0.33	0.82	15,720,717
10	Taube, Hodson, Stonex Partners, LLP	0.30	0.77	14,651,847
11	Lui (Pok Man Dennis)	0.19	0.48	9,100,000
12	Martin Currie Investment Management Ltd.	0.17	0.42	8,103,000
13	Dimensional Fund Advisors, LP	0.17	0.42	7,953,000
14	Target Asset Management Pte. Ltd.	0.14	0.36	6,812,000
15	Clarivest Asset Management LLC	0.14	0.35	6,678,000
16	Gartmore Investment Management Limited	0.13	0.33	6,212,000
17	CPP Investment Board	0.11	0.29	5,520,000
18	Old Mutual Asset Managers (UK) Ltd.	0.11	0.27	5,156,316
19	Morgan Stanley Investment Management Ltd. (UK)	0.10	0.26	4,938,000
20	AXA Rosenberg Investment Management Asia Pacific Ltd.	0.10	0.25	4,792,815
21	Robeco Institutional Asset Management B.V.	0.08	0.21	3,944,000
22	STANLIB Asset Management Ltd.	0.08	0.20	3,822,000
23	Bessemer Trust Company, N.A. (US)	0.07	0.18	3,529,000
24	DWS Investment GmbH	0.07	0.18	3,500,000
25	Chan (Ting Yu)	0.07	0.18	3,433,333
26	FIL Investment Management (Hong Kong) Limited	0.06	0.14	2,747,079
27	Balanced Equity Management Pty Ltd.	0.06	0.14	2,718,009
28	Others	18.09	45.63	870,890,826
	Total Scheme Shares (excludes Hawaii shares)	**39.64**	**100.00**	**1,908,740,622**

[1] *Shareholding details as of 9 November 2009. Scheme shares of 39.65% includes all shareholders except for Hawaii.*

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